Exhibit 99.1
                            P R E S S R E L E A S E


August 12, 2004
                                                        For Immediate Release

For Information
Contact:          Edward G. Kitz
                  (414) 231-5000


Roundy's, Inc. Announces Financial Results For The Second Quarter Ended July 3, 2004

Second Quarter 2004 Summary
o        Net sales and service fees of $1,250.6 million
o        Gross profit of $257.0 million
o        Net income of $15.0 million
o        EBITDA of $52.0 million

Sales
Net sales and service fees were $1,250.6 million for the second quarter 2004, an increase of $255.2 million, or 25.6%, from $995.4 million for the second quarter 2003. Retail sales were $768.0 million for the second quarter 2004, an increase of $235.8 million, or 44.3%, from $532.2 million for the second quarter 2003. This increase in retail sales was primarily due to the effect of four acquired store groups, consisting of 44 additional stores in total, which operated under the Company's ownership during the second quarter 2004 but were not operated by the Company for the entire second quarter 2003 (collectively, the "44 Acquired Stores"). The 44 Acquired Stores contributed approximately $195.7 million to the second quarter 2004 retail sales increase. As of July 3, 2004, Roundy's operated 120 retail grocery stores including 56 Pick 'n Save stores, 33 Copps Food Stores ("Copps") and 31 Rainbow Foods ("Rainbow") stores.

Same store sales at our retail stores (including the results of Pick 'n Save licensed stores operated by their prior owners) improved 3.9% over the comparable thirteen-week period of 2003. "We continue to be pleased with our positive same store sales trends, which were driven by the strong performance of both our acquired and core comparable stores," said Roundy's Chairman and CEO, Robert A. Mariano.

Wholesale sales were $882.5 million for the second quarter 2004, an increase of $106.6 million, or 13.7%, from $775.9 million for the second quarter 2003. This increase was primarily due to increased sales to Company-owned stores and new independent customer sales volume.

Gross Profit
Gross profit was $257.0 million for the second quarter 2004, an increase of $56.2 million, or 28.0%, from $200.7 million for the second quarter 2003. Gross profit, as a percentage of net sales and service fees, for the second quarter 2004 and 2003 was 20.6% and 20.2%, respectively. The increase in gross profit and gross profit percentage for the quarter was primarily due to the growth of our retail segment, which has a higher gross profit percentage than our wholesale segment. Retail sales for the second quarter 2004 represented 61.4% of net sales and service fees compared with 53.5% for the second quarter 2003. The increase in retail sales concentration was primarily due to the 44 Acquired Stores, as previously discussed. Retail gross profit, as a percentage of retail net sales and service fees, was 24.3% and 25.5% for the second quarter of 2004 and 2003, respectively. The decrease in retail gross profit percentage was attributable to increased promotional pricing to support and drive continued sales growth as well as higher levels of inventory shrinkage. Second quarter 2004 wholesale gross profit, as a percentage of wholesale net sales and service fees, was 8.9% as compared with 9.1% in the second quarter 2003.

Operating and Administrative Expenses
Operating and administrative expenses were $220.6 million for the second quarter 2004, an increase of $53.7 million, or 32.1%, from $166.9 million for the second quarter 2003. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 17.6% for the second quarter 2004 compared with 16.8% for the second quarter 2003. The percentage increase was attributable to the growth of our retail segment, which has a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses increased to 21.6% of retail sales for the second quarter 2004 compared with 21.5% for the second quarter 2003. Wholesale operating and administrative expenses decreased to 5.5% of wholesale sales for the second quarter 2004 as compared with 6.1% for the second quarter 2003. This decrease was due to operational and productivity improvements in our wholesale operations as well as increased fixed cost leverage over a higher wholesale sales base. In addition, corporate and other operating expenses (excluding depreciation and amortization) were $10.0 million for the second quarter 2004 compared with $6.1 million for the second quarter 2003. This increase was primarily due to higher unallocated corporate administrative expenses.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $10.3 million and $9.6 million for the second quarter 2004 and 2003, respectively. The increase was primarily due to the interest component of capitalized leases assumed in connection with the June 2003 acquisition of Rainbow, partially offset by a 50 basis point interest rate reduction on the Company's term loan effective April 1, 2004.

Net Income
Net income was $15.0 million for the second quarter 2004, an increase of $0.7 million from $14.3 million for the second quarter 2003. This improvement was driven by the factors discussed above, offset somewhat by increased taxes related to a higher state income tax rate in Minnesota, where the Company began operating following the acquisition of Rainbow.

EBITDA
EBITDA (as defined under "Segment Data") was $52.0 million for the second quarter 2004, an increase of $6.8 million, or 15.1%, from $45.1 million for the second quarter 2003. Retail EBITDA for the second quarter 2004 was $30.6 million, an increase of $4.0 million, or 15.2%, from $26.6 million for the second quarter 2003. The increase in retail EBITDA was primarily due to improved comparable store results. Wholesale EBITDA for the second quarter 2004 was $31.4 million, an increase of $6.7 million, or 27.0%, from $24.7 million for the second quarter 2003. This increase was primarily due to the sales increases and operational and productivity improvements discussed above. For the second quarter 2004, our EBITDA margin was 4.2% compared with 4.5% for the second quarter 2003. The decrease in our EBITDA margin was primarily due to a decline in the EBITDA margin of our retail segment from 5.0% to 4.0% primarily as a result of the decrease in retail gross profit percentage as discussed above. For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."


Selected Results for the Six Months Ended July 3, 2004 Compared With Six Months Ended June 28, 2003

Sales
Net sales and service fees totaled $2,424.5 million for the six months ended July 3, 2004, an increase of $532.0 million, or 28.1%, from $1,892.6 million for the six months ended June 28, 2003. Retail sales were $1,485.9 million for 2004, an increase of $493.9 million, or 49.8%, from $991.9 million in 2003. This increase in retail sales was primarily due to the effect of six acquired store groups, consisting of 54 additional stores, in total, which operated under the Company's ownership during the six months ended July 3, 2004, but were not operated by the Company for the entire comparable prior year period ("54 Acquired Stores"). The 54 Acquired Stores contributed approximately $435.2 million to the year-to-date 2004 retail sales increase.

Year-to-date 2004 same store sales at the Company's retail stores (including the results of Pick 'n Save licensed stores operated by their prior owners) improved 2.8% over the comparable twenty-six week period of 2003.

Wholesale sales were $1,719.0 million for 2004, an increase of $234.3 million, or 15.8%, from $1,484.6 million in 2003. This increase was primarily due to increased sales to Company-owned stores.

EBITDA
EBITDA (as defined under "Segment Data") was $104.1 million for 2004, an increase of $17.0 million, or 19.5%, from $87.1 million for 2003. Retail EBITDA for 2004 was $61.3 million, an increase of $13.5 million, or 28.1%, from $47.9 million for 2003. The increase in retail EBITDA was primarily due to improved comparable store results. Wholesale EBITDA for 2004 was $62.9 million, an increase of $12.7 million, or 25.2%, from $50.2 million for 2003. This increase was primarily due to the sales increases and operational and labor productivity improvements. Year-to-date 2004, our EBITDA margin was 4.3% as compared with 4.6% for the comparable period in 2003 primarily as a result of the decrease in retail segment EBITDA margins as described above. For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."

Capital Expenditures
Capital spending totaled $23.2 million for the six months ended July 3, 2004. Capital expenditures consisted primarily of new stores, remodels of newly acquired and existing stores, maintenance of retail stores and transportation fleet. This compares to capital expenditures of $22.7 million for the six months ended June 28, 2003.

Other Information
Net rent expense for the second quarter 2004 was $10.7 million, compared with $6.3 million for the second quarter 2003. Net rent expense was $21.4 million and $12.0 million for the six months ended July 3, 2004 and June 28, 2003, respectively. This increase was primarily due to the 44 Acquired Stores and the 54 Acquired Stores, respectively.


Accounting Pronouncements
The Company has applied Emerging Issues Task Force No. 03-10 ("EITF 03-10"), "Application of EITF Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," by Resellers to Sales Incentives Offered to Customers by Manufacturers" to its 2004 and 2003 results. Pursuant to EITF 03-10, vendor-funded coupon reimbursements are considered part of net sales at the point of sale. Accordingly, $10.4 million and $20.4 million of such reimbursements for the three and six months ended June 28, 2003 have been classified within net sales to conform to EITF 03-10.

Subsequent Events
On July 9, 2004, the Company signed an agreement to purchase all of the retail grocery stores owned by McAdams, Inc. ("McAdams"). McAdams operates seven Pick 'n Save grocery stores located in southeastern Wisconsin. The aggregate consideration expected to be paid for the transaction is approximately $63 million, which includes an estimated $8 million of inventory. The transaction is expected to close in late September or early October 2004.

On July 14, 2004, the Company announced its decision to close its Eldorado, Illinois and Evansville, Indiana distribution centers. The Company expects to continue to supply a portion of the current Eldorado and Evansville customer base from its Lima, Ohio distribution center. The Company is planning a transition period and expects the two facilities to close in the fourth quarter 2004. The financial effect of the closures and consolidation is not expected to be material to the Company's current or future results of operations or financial position.

Conference Call
A conference call to review the second quarter results will be held on Thursday, August 12, 2004 at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is Roundy's and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until August 19, 2004 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of July 3, 2004, Roundy's operated 120 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From seven distribution centers, Roundy's supplies over 800 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other information.

Forward-Looking Statements
This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004 under the caption "Forward Looking Statements," elsewhere in such Annual Report and in documents referenced therein.

                                 ROUNDY'S, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)
                                   (Unaudited)



                            Thirteen Weeks Ended          Twenty-six Weeks Ended
                            --------------------          ----------------------
                          July 4, 2004  June 28, 2003 July 3, 2004 June 28, 2003
                         -------------  ------------- ------------ -------------

REVENUES:
Net sales and service fees  $1,250,599   $  995,414    $2,424,536   $1,892,575
Other - net                        369          561           739        1,298
                            ----------   ----------    ----------   ----------
                             1,250,968      995,975     2,425,275    1,893,873
                            ----------   ----------    ----------   ----------

COSTS AND EXPENSES:
Cost of sales                  993,610      794,670     1,909,890    1,515,770
Operating and administrative   220,600      166,943       441,379      311,654
Interest:
  Interest expense              10,306        9,639        20,249       19,516
  Amortization of deferred
    financing costs                668          809         1,326        1,628
                            ----------   ----------    ----------   ----------
                             1,225,184      972,061     2,372,844    1,848,568
                            ----------   ----------    ----------   ----------

INCOME BEFORE INCOME TAXES      25,784       23,914        52,431       45,305

PROVISION FOR INCOME TAXES      10,829        9,566        22,021       18,122
                            ----------   ----------    ----------   ----------

NET INCOME                  $   14,955   $   14,348    $   30,410   $   27,183
                            ==========   ==========    ==========   ==========

                                 ROUNDY'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)


                                                          July 3,     January 3,
                       Assets                              2004          2004
                                                        ----------    ----------
                                                        (Unaudited)


Current Assets:
  Cash and cash equivalents                            $  119,295   $   90,006
  Notes and accounts receivable, less allowance
    for losses of $4,756 and $5,012, respectively          83,818       81,929
  Merchandise inventories                                 252,062      251,888
  Prepaid expenses                                          8,294       12,429
  Deferred income tax benefits                             18,253       17,745
                                                       ----------   ----------
    Total current assets                                  481,722      453,997
                                                       ----------   ----------

Property and Equipment - Net                              313,439      320,149

Other Assets:
  Deferred income tax benefits                             24,479       28,161
  Notes receivable                                          2,316        2,877
  Other assets - net                                       84,274       85,211
  Goodwill                                                642,138      639,995
                                                       ----------   ----------
    Total other assets                                    753,207      756,244
                                                       ----------   ----------

Total assets                                           $1,548,368   $1,530,390
                                                       ==========   ==========

                Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                     $  277,269   $  296,733
  Accrued expenses                                        132,523      129,499
  Current maturities of long-term debt and
    capital lease obligations                               4,239        4,229
  Income taxes                                             19,539       11,782
                                                       ----------   ----------
    Total current liabilities                             433,570      442,243
                                                       ----------   ----------

Long-term debt and capital lease obligations              598,615      597,750
Other liabilities                                          96,167      100,791
                                                       ----------   ----------
    Total liabilities                                   1,128,352    1,140,784
                                                       ----------   ----------


Shareholder's Equity:
  Common stock:
    Common stock (1,500 shares authorized,
    1,000 shares issued and outstanding
    at $0.01 par value)
  Additional paid-in capital                              314,500      314,500
  Retained earnings                                       105,516       75,106
                                                       ----------   ----------
    Total shareholder's equity                            420,016      389,606
                                                       ----------   ----------

  Total liabilities and shareholder's equity           $1,548,368   $1,530,390
                                                       ==========   ==========

                                 ROUNDY'S, INC.
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (Unaudited)

                                                                 Twenty-six Weeks Ended
                                                            --------------------------------
                                                              July 3, 2004     June 28, 2003
                                                            -----------------  -------------
Cash Flows From Operating Activities:
  Net income                                                   $  30,410       $  27,183
  Adjustments to reconcile net income to net
   cash flows provided by operating activities:
    Depreciation and amortization, including deferred
     financing costs                                              31,408          22,250
    Loss on sale of equipment                                         11
  Changes in operating assets and liabilities, net of
    the effect of business acquisitions and dispositions:
    Notes and accounts receivable                                 (1,889)         15,512
    Merchandise inventories                                         (101)           (113)
    Prepaid expenses                                               4,135           3,787
    Other assets                                                    (724)         (5,760)
    Accounts payable                                             (19,464)         11,746
    Accrued expenses                                               3,091          (2,480)
    Income taxes                                                   8,931          (2,535)
    Other liabilities                                             (4,624)         (3,328)
                                                               ---------       ---------
  Net cash flows provided by operating activities                 51,184          66,262
                                                               ---------       ---------

Cash Flows From Investing Activities:
  Capital expenditures                                           (23,226)        (22,664)
  Proceeds from sale of equipment                                    280              37
  Payment for business acquisitions net of cash acquired                        (131,387)
  Decrease in notes receivable                                       561             719
                                                               ---------       ---------
  Net cash flows used in investing activities                    (22,385)       (153,295)
                                                               ---------       ---------

Cash Flows From Financing Activities:
  Proceeds from long-term borrowings                               3,000
  Debt issuance costs                                               (386)           (506)
  Payments of debt and capital lease obligations                  (2,124)         (1,459)
                                                               ---------       ---------
  Net cash flows provided by (used in) financing activities          490          (1,965)
                                                               ---------       ---------

Net increase (decrease) in Cash and Cash Equivalents              29,289         (88,998)

Cash and Cash Equivalents, Beginning of Period                    90,006         139,778
                                                               ---------       ---------
Cash and Cash Equivalents, End of Period                       $ 119,295       $  50,780
                                                               =========       =========

Supplemental Cash Flow Information:
Cash paid during the period:
  Interest                                                     $  22,317       $  21,080
  Income taxes                                                    13,090          21,516




SEGMENT DATA                         Thirteen Weeks Ended         Twenty-six Weeks Ended
                                 ----------------------------  ----------------------------
(Dollars in thousands)           July 3, 2004   June 28, 2003  July 3, 2004   June 28, 2003
                                 ------------   -------------  ------------   -------------
(Unaudited)


NET SALES AND SERVICE FEES:
  Retail operations              $   768,039    $   532,198    $ 1,485,867    $   991,921
  Wholesale operations               882,503        775,865      1,718,955      1,484,644
  Eliminations                      (399,943)      (312,649)      (780,286)      (583,990)
                                 -----------    -----------    -----------    -----------

  Total                          $ 1,250,599    $   995,414    $ 2,424,536    $ 1,892,575
                                 ===========    ===========    ===========    ===========


EBITDA (1):
  Retail operations              $    30,624    $    26,590    $    61,347    $    47,885
  Wholesale operations                31,352         24,687         62,859         50,209
  Corporate and other                (10,024)        (6,141)       (20,118)       (11,023)
                                 -----------    -----------    -----------    -----------

     Total                       $    51,952    $    45,136    $   104,088    $    87,071
                                 ===========    ===========    ===========    ===========


EBITDA RECONCILIATION:
Net income                       $    14,955    $    14,348    $    30,410    $    27,183
Interest expense                      10,974         10,448         21,575         21,144
Income taxes                          10,829          9,566         22,021         18,122
Depreciation and amortization
 expense                              15,194         10,774         30,082         20,622
                                 -----------    -----------    -----------    -----------

     Total                       $    51,952    $    45,136    $   104,088    $    87,071
                                 ===========    ===========    ===========    ===========


(1) EBITDA represents net income plus interest, income taxes, depreciation and amortization. The Company uses EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.